Exhibit 5.1
King & Spalding LLP 1290 Avenue of the Americas New York, NY 10104 Tel: +1 212 556 2100 Fax: +1 212 556 2222 www.kslaw.com

August 17, 2026

Alliance Laundry Holdings Inc.

221 Shepard Street

Ripon, Wisconsin 54971

Ladies and Gentlemen:

We have acted as counsel for Alliance Laundry Holdings Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1(the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of up to 23,575,000 shares of common stock, par value $0.01 per share, of the Company, to be offered and sold by BDT Badger Holdings, LLC, a Delaware limited liability company (the “Selling Stockholder”) (collectively, the “Shares”). The Shares are being sold pursuant to the terms of the underwriting agreement (the “Underwriting Agreement”) to be executed by the Company, the Selling Stockholder, and BofA Securities, Inc. and J.P. Morgan Securities LLC, as representatives of the underwriters named in Schedule A of the Underwriting Agreement.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation: (a) the form of the Fourth Amended and Restated Certificate of Incorporation of the Company, filed as an exhibit to the Registration Statement; (b) the form of the Third Amended and Restated By-laws of the Company, filed as an exhibit to the Registration Statement; and (c) certain resolutions adopted by the Board of Directors of the Company.

In rendering our opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing and in reliance thereon, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America. The reference and limitation to “General Corporation Law of the State of Delaware” includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ King & Spalding LLP